PRESS RELEASE
May 11, 2009

Century Casinos Reports Q1 2009 Results

Colorado Springs, Colorado, May 11, 2009 – Century Casinos, Inc. (NASDAQ Capital Market® and Vienna Stock Exchange: CNTY) announced today the financial results for the three months ended March 31, 2009.

For the first quarter of 2009, net operating revenue from continuing operations was $11,999,000 (operating results from discontinued operations have been excluded from this discussion) and consolidated Adjusted EBITDA* was $2,099,000. This represents an 11% decrease in net operating revenue from continuing operations over the same quarter of last year ($13,530,000 in the first quarter of 2008) and an 8% increase in consolidated Adjusted EBITDA* ($1,947,000 in the first quarter of 2008). We experienced a decline in net operating revenue at our properties in Colorado, primarily due to a decrease in our market share of the Cripple Creek, Colorado gaming market (at Womacks) and a decline in the overall gaming market in Central City, Colorado (at the Century Casino and Hotel). Net operating revenue in Edmonton, as reported in U.S. dollars, was 14% lower than the same period in 2008 but increased by 7% in the local currency (Canadian dollar). The reported results were negatively affected by a 24% decrease in the average exchange rate between the U.S. dollar and Canadian dollar in the first quarter of 2009 compared to the first quarter of 2008. Operating earnings from continuing operations increased to $176,000 in the first quarter of 2009 compared to a loss of $66,000 in the first quarter of 2008.

The Company reported a loss from continuing operations of $1,473,000, or ($0.07) per basic and fully diluted share for the first quarter of 2009. The Company reported a loss from continuing operations of $568,000, or ($0.02) per basic and fully diluted share, for the first quarter of 2008. Foreign currency losses reduced basic and fully diluted earnings per share by $0.02 for the first quarter of 2009 and foreign currency gains increased basic and fully diluted earnings per share by $0.01 for the first quarter of 2008. During the third quarter of 2008, the Company established a valuation allowance on its U.S. deferred taxes. The tax effect on net operating income or losses incurred in the U.S. will reduce or increase this valuation allowance.  As a result, during the first quarter of 2009, the Company did not recognize tax benefits of $500,000 on operating losses incurred in the U.S.  The Company has accumulated deferred tax assets of $4.2 million which can be applied against the tax on potential future US income.

Including discontinued operations, the Company reported net earnings of $345,000, or $0.01 per basic and fully diluted share, for the first quarter of 2009. During the first quarter of 2009, the Company reported a gain of $877,000, or $0.04 per basic and fully diluted share, on the previously reported disposition of the Century Casino Millennium. The Company reported net earnings of $541,000, or $0.02 per basic and fully diluted share, for the first quarter of 2008.

Update on sale of Century Casino Africa

On December 19, 2008, the Company through a subsidiary, entered into an agreement to sell all of the outstanding shares of Century Casinos Africa (Pty) Limited (“CCA”) for a gross selling price of ZAR 460.0 million ($48.3 million) less the balance of third party South African debt and other agreed to amounts. Net proceeds from the transaction are expected to be approximately ZAR 357.3 million ($37.5 million) and are payable at closing, which is expected to occur towards the end of the first half of 2009. CCA owns the Caledon Hotel, Spa & Casino and 60% of the Century Casino & Hotel in Newcastle, South Africa. On April 24, 2009, the Competition Tribunal of South Africa approved the transaction. The closing of the transaction is still subject to approval by the Western Cape Gambling and Racing Board and the KwaZulu-Natal Gambling Board.

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* See discussion and reconciliation of Adjusted EBITDA below.

The Company’s discontinued operations had a combined carrying value of approximately $23,509,000 at March 31, 2009. Net operating revenue of our discontinued operations was $5,330,000 and $7,450,000 for the first quarter of 2009 and 2008, respectively. Earnings from discontinued operations were $1,818,000 and $1,109,000 for the first quarter of 2009 and 2008, respectively, including an $877,000 gain on the sale of Century Casino Millennium.

Property Results (Continuing Operations)

Century Casino & Hotel (Edmonton, Alberta, Canada) – Net operating revenue at the Century Casino & Hotel in Edmonton decreased by 14% to $4,796,000 for the first quarter of 2009 compared to $5,557,000 for the first quarter of 2008, due to a decline in the average exchange rate between the U.S. dollar and the Canadian dollar. In Canadian dollars, net operating revenue increased by 7% to $5,970,000 for the first quarter of 2009 compared to $5,579,000 for the first quarter of 2008. This increase is the result of an increase of 15.7% in table revenue and an increase in slot revenue of 1.5%. Adjusted EBITDA* was $1,775,000 for the first quarter of 2009 and $1,912,000 for the first quarter of 2008, a decrease of 7%, which can also be attributed to the decline in the average exchange rate between the U.S. dollar and the Canadian dollar. In Canadian dollars, Adjusted EBITDA* increased by 15%, from CAD 1,917,000 for the three months ended March 31, 2008 to CAD 2,208,000 for the three months ended March 31, 2009.

Womacks Casino (Cripple Creek, Colorado, USA) - Net operating revenue at Womacks Casino in Cripple Creek, Colorado decreased 10.8% to $2,572,000 for the first quarter of 2009 from $2,882,000 for the first quarter of 2008. This represents an 18.5% decrease in the market share while our share of the slot machines in the Cripple Creek market declined by 19.7%.  The Company is reviewing strategies to improve revenue at Womacks and has reduced staffing levels at the casino. Womacks’ Adjusted EBITDA* for the first quarter of 2009 was $494,000 compared to $279,000 in the first quarter of 2008, an increase of 77%. The increase is primarily due to cost cutting measures at the casino.

Century Casino and Hotel (Central City, Colorado, USA) – Net operating revenue at the Century Casino and Hotel in Central City decreased 6% to $4,163,000 for the first quarter of 2009 compared to $4,407,000 reported for the first quarter of 2008. The Central City gaming market as a whole declined 9.5%.  Adjusted EBITDA* for the Century Casino & Hotel in Central City for the first quarter of 2009 increased to $1,063,000 compared to $835,000 in the first quarter of 2008, a 27% increase. As with Womacks, the increase in Adjusted EBITDA* is primarily due to cost cutting measures at the casino.

Cruise Ships – The Company’s ship-based casinos contributed net operating revenue of $468,000 and Adjusted EBITDA* of $58,000 for the first quarter of 2009 compared to net operating revenue of $683,000 and Adjusted EBITDA* of $150,000 for the first quarter of 2008. Management believes that reduced occupancy levels on the ships can be attributed to the general downturn in the global economy which also led casino guests to spend less per visit; however management believes that a 10% increase in passenger visitation to the casino is attributable to targeted marketing efforts. Management believes that 30% fewer gaming days on the Silvercloud during the three months ended March 31, 2009, compared to the three months ended March 31, 2008, negatively impacted our gaming revenue.

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* See discussion and reconciliation of Adjusted EBITDA below.

On November 24, 2008, we entered into an exclusive, long-term agreement with TUI Cruises GmbH (“TUI”) whereby we were selected by TUI to operate casinos on all cruise ships that TUI will put into service before December 31, 2012. The first vessel is anticipated to go into service in May 2009.

Corporate – Corporate operations reported negative Adjusted EBITDA* of $1,291,000 for the first quarter of 2009 compared to negative Adjusted EBITDA* of $1,229,000 for the first quarter of 2008. The decrease in Adjusted EBITDA* is primarily due to a decline in earnings recorded from our equity investment in Casinos Poland of $371,000, offset by a decrease in general and administrative expenses of $309,000. Our earnings from Casinos Poland declined due to a below average hold in the month of February 2009 and a decline in the average exchange rate between the between the U.S. dollar and Polish zloty of 44.8% when comparing the first quarter of 2008 to the first quarter of 2009.

The Company will post a copy of the Form 10-Q filed with the SEC for the first quarter of 2009 on its web site at www.cnty.com/corporate/investor/sec-filings/ on Monday, May 11, 2009.

On Monday, May 11, 2009, Century Casinos will host its Q1 2009 Earnings Conference Call, at 10:30 am MDT; 6:30pm CEST respectively. US domestic participants please dial +1-800-895-0198; all other international participants please use +1-785-424-1053 to dial in. Participants may also listen to the call live or obtain a recording of the call on our website at www.cnty.com/corporate/investor/financial-results/.

(continued)

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* See discussion and reconciliation of Adjusted EBITDA below.

CENTURY CASINOS, INC. AND SUBSIDIARIES
FINANCIAL INFORMATION – US GAAP BASIS

Century Casinos, Inc.
Condensed Consolidated Statements of Earnings (Unaudited)
(Amounts in thousands, except for share information)

	For the Three Months Ended March 31,
	2009	2008
Operating revenue:
Gaming	$11,472	$12,974
Hotel, food and beverage	1,899	2,084
Other	409	453
Gross revenue	13,780	15,511
Less promotional allowances	1,781	1,981
Net operating revenue	11,999	13,530

Operating costs and expenses:
Gaming	4,469	5,392
Hotel, food and beverage	1,540	1,728
General and administrative	4,331	5,267
Depreciation	1,572	1,669
Total operating costs and expenses	11,912	14,056
Earnings from unconsolidated subsidiary	89	460
Operating earnings (loss) from continuing operations	176	(66)

Non-operating income (expense):
Interest income	9	12
Interest expense	(900)	(1,233)
(Losses) gains on foreign currency transactions	(525)	119
Non-operating (expense), net	(1,416)	(1,102)
Loss from continuing operations before income taxes and minority interest	(1,240)	(1,168)
Income tax provision (benefit)	219	(645)
Loss from continuing operations before minority interest	(1,459)	(523)
Minority interest in subsidiary earnings	(14)	(45)
Loss from continuing operations	(1,473)	(568)

Discontinued operations:
Earnings from discontinued operations	1,204	1,382
Gain on disposition of Century Casino Millennium	877	-
Provision for income taxes	263	273
Earnings from discontinued operations	1,818	1,109

Net earnings	$345	$541

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CENTURY CASINOS, INC. AND SUBSIDIARIES
FINANCIAL INFORMATION – US GAAP BASIS

Century Casinos, Inc.
Earnings per Share

	For the Three Months Ended March 31,
	2009	2008
Basic earnings per share:
Loss from continuing operations	$(0.07)	$(0.02)
Earnings from discontinued operations	0.08	0.04
Net earnings	$0.01	$0.02

Diluted earnings per share:
Loss from continuing operations	$(0.07)	$(0.02)
Earnings from discontinued operations	0.08	0.04
Net earnings	$0.01	$0.02

Weighted Average Shares Outstanding:
Basic	23,524,067	23,302,562
Diluted	23,721,222	23,632,076

Century Casinos, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	March 31, 2009	December 31, 2008
Assets
Current Assets, excluding assets held for sale	$10,232	$9,707
Assets held for sale (all current)	33,249	35,983
Other Assets	100,353	104,316
Total Assets	$143,834	$150,006

Liabilities and Shareholders’ Equity
Current Liabilities, excluding liabilities related to assets held for sale	$15,205	$17,521
Liabilities related to assets held for sale (all current)	9,740	10,770
Non-Current Liabilities	27,883	29,231
Shareholders’ Equity	91,006	92,484
Total Liabilities and Shareholders’ Equity	$143,834	$150,006

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CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Net Operating Revenue by Property (Unaudited)
(Amounts in thousands)

	For the Three Months Ended March 31,
	2009	2008
Century Casino & Hotel, Edmonton	$4,796	$5,557
Womacks Casino & Hotel (Cripple Creek)	2,572	2,882
Century Casino & Hotel, Central City	4,163	4,407
Cruise Ships	468	683
Corporate	-	1
Consolidated net operating revenue	$11,999	$13,530

Century Casinos, Inc.
Adjusted EBITDA Margins** by Property (Unaudited)

	For the Three Months Ended March 31,
	2009	2008
Century Casino & Hotel, Edmonton	37%	34%
Womacks Casino & Hotel (Cripple Creek)	19%	10%
Century Casino & Hotel. Central City	26%	19%
Cruise Ships	12%	22%
Corporate	-	-
Consolidated Adjusted EBITDA Margin**	17%	14%

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CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA* to Earnings from Continuing Operations by Property (Unaudited)
For the Three Months Ended March 31, 2009
(Amounts in thousands)
	Edmonton	Cripple Creek	Central City	Cruise Ships	Corporate	Total

Earnings from continuing operations	$881	$21	$(131)	$-	$(2,244)	$(1,473)
Minority interest	-	-	-	-	14	14
Interest income	(2)	-	(1)	-	(6)	(9)
Interest expense	249	64	537	-	50	900
Income taxes	349	13	(93)	-	(50)	219
Depreciation	299	396	751	58	68	1,572
Stock compensation	-	-	-	-	349	349
Foreign currency (gains) losses	(1)	-	-	-	526	525
Impairments and other write-offs	-	-	-	-	2	2
Loss on disposition of fixed assets	-	-	-	-	-	-
Adjusted EBITDA*	$1,775	$494	$1,063	$58	$(1,291)	$2,099

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA* to Earnings from Continuing Operations by Property (Unaudited)
For the Three Months Ended March 31, 2008
(Amounts in thousands)
	Edmonton	Cripple Creek	Central City	Cruise Ships	Corporate	Total

Earnings from continuing operations	$847	$(65)	$(377)	$86	$(1,059)	$(568)
Minority interest	-	-	-	-	45	45
Interest income	(10)	-	-	-	(2)	(12)
Interest expense	360	(28)	701	-	200	1,233
Income taxes	376	(41)	(243)	(2)	(735)	(645)
Depreciation	355	423	754	64	73	1,669
Stock compensation	-	-	-	-	348	348
Foreign currency (gains) losses	(16)	-	-	-	(103)	(119)
Impairments and other write-offs	-	-	-	-	-	-
Loss on disposition of fixed assets	-	(10)	-	2	4	(4)
Adjusted EBITDA*	$1,912	$279	$835	$150	$(1,229)	$1,947

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CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Resorts Alberta
Reconciliation of Adjusted EBITDA* to Net Earnings (Unaudited) in Canadian Dollars
(Amounts in thousands)
	For the three months ended March 31, 2009	For the three months ended March 31, 2008

Net earnings	CAD 1,095	CAD 822
Interest income	(2)	(10)
Interest expense	310	361
Income taxes	432	390
Depreciation	373	357
Foreign currency gains	-	(3)
Adjusted EBITDA*	CAD 2,208	CAD 1,917

* The Company defines Adjusted EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization, minority interest, pre-opening expenses, non-cash stock based compensation charges, asset impairment costs, gains (losses) on disposition of fixed assets, discontinued operations, realized foreign currency gains (losses) and certain other one-time items. Intercompany transactions consisting primarily of management fees and interest, along with their related tax effects, are excluded from the presentation of net earnings and Adjusted EBITDA reported for each property.  These adjustments have no effect on the consolidated results. Adjusted EBITDA is not considered a measure of performance recognized under accounting principles generally accepted in the United States of America. Management believes that Adjusted EBITDA is a valuable measure of the relative performance among its operating segments. The gaming industry commonly uses Adjusted EBITDA as a method of arriving at the economic value of a casino operation. Management uses Adjusted EBITDA to compare the relative operating performance of separate operating units by eliminating the above mentioned items associated with the varying levels of capital expenditures for infrastructure required to generate revenue, and the often high cost of acquiring existing operations. EBITDA (Earnings before interest, taxes, depreciation and amortization) is used by our lending institutions to gauge operating performance. The Company’s computation of Adjusted EBITDA may be different from, and therefore may not be comparable to, similar measures used by other companies. Please see the reconciliation of Adjusted EBITDA to earnings from continuing operations on the prior pages. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historic activity.

** The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by net operating revenue. Management uses this margin as one of several measures to evaluate the efficiency of the Company’s casino operations.

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CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

About Century Casinos, Inc:

Century Casinos, Inc. is an international casino entertainment company that owns and operates the Womacks Casino and Hotel in Cripple Creek, Colorado, the Century Casino & Hotel in Central City, Colorado, and the Century Casino & Hotel in Edmonton, Alberta, Canada. The Company also operates casinos aboard the Silver Cloud and the vessels of Oceania Cruises and has an agreement to operate the casinos on all vessels (estimated to be three) put into service by TUI Cruises before December 31, 2012. Through its subsidiary Century Casinos Africa (Pty) Limited, it owns and operates The Caledon Hotel, Spa & Casino near Cape Town, South Africa, as well as 60% of, and provides technical casino services to, Century Casino Newcastle, in Newcastle, South Africa. Furthermore, the Company's Austrian subsidiary, Century Casinos Europe GmbH, holds a 33.3% ownership interest in Casinos Poland Ltd, the owner and operator of seven full casinos and one slot casino in Poland. The Company continues to pursue other international projects in various stages of development.

For more information about Century Casinos, visit our website at www.centurycasinos.com. Century Casinos’ common stock trades on The NASDAQ Capital Market® and the Vienna Stock Exchange under the symbol CNTY.

This release may contain “forward-looking statements“ within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, statements regarding the proceeds from and the closing of our sale of Century Casinos Africa, progress at and plans for our casinos and the impact of economic downturn. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the sections entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K filed on March 16, 2009. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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